Form N-SAR

Sub-Item 77K: Changes in registrant's certifying accountants

On November 24, 2003, the Board of Trustees selected
Deloitte & Touche ("D&T") as independent auditors of the Investors Mark Series Fund, Inc. for the fiscal year ending December 31, 2003. D&T has confirmed to the Audit
Committee of the Board of Trustees ("Audit Committee") that they are independent auditors with respect to the Investors
Mark Series Funds.  Prior to November 24, 2003
PricewaterhouseCoopers LLP ("PWC") served as the Investors Mark Series Fund's independent auditor.
In July and August 2003, a PWC affiliate in Canada provided certain prohibited non-audit services for the benefit of a Canadian subsidiary of RBC, the indirect parent company of Investors Mark, the Investors Mark Series Fund's investment advisor at that time. PWC represented to the Investors
Mark Series Funds that the provision of these services may have impaired their independence under SEC rules.
As result of the PWC affiliate in Canada's provision of these services, on October 9, 2003, PWC declined to seek appointment as independent auditors for the Investors
Mark Series Funds for the fiscal year ending December
31, 2003. Further, from the time of PWC's appointment, and through the date upon which it declined to seek appointment as the Investors Mark Series Fund's independent auditors, there were no disagreements between the Investors Mark Series Funds and PWC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of PWC would have caused it to make reference to the disagreements in its report on the financial statements for such periods. In addition, there were no "reportable events" of the kind described in
Item 304(a) (1) (v) of Regulation S-K under the
Securities Exchange Act of 1934, as amended.
During the interim period ending November 24, 2003, neither registrant nor anyone on its behalf consulted
D&T which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on registrant's financial statements or
(ii) concerned the subject of a disagreement
(as defined in paragraph (a) (1) (iv) of Item 304 of Regulation S-K) or reportable events
(as described in paragraph (a) (1) (v) of said Item 304).

Registrant has requested PWC to furnish it with a letter addressed to the Securities and Exchange
Commission stating whether PWC agrees with the statements contained above. A copy of the letter from PWC to the Securities and Exchange Commission is filed as an exhibit hereto.